ISSI Announces Fourth Quarter and Fiscal Year 2010 Results

Achieves Record Annual Net Income and Record Quarterly and Annual Revenue

Board Authorizes Additional $20 Million Stock Buyback Program

SAN JOSE, Calif., Oct 27 /PRNewswire-FirstCall/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the fourth fiscal quarter and fiscal year ended September 30, 2010.

Revenue in the fourth fiscal quarter ended September 30, 2010 was a record $73.6 million, a 3.4% increase from revenue of $71.2 million in the June 2010 quarter, and a 58.6% increase from revenue of $46.4 million in the September 2009 quarter.  Gross margin in the fourth quarter was 37.8%, compared with 38.4% in the June 2010 quarter and 36.5% in the September 2009 quarter.

The Company reported net income in the fourth quarter of $11.8 million or $0.43 per diluted share.  This compares with net income in the June 2010 quarter of $16.0 million, or $0.57 per share, which included $0.09 per share from gains on sale of investments, and net income in the September 2009 fourth quarter of $4.8 million, or $0.19 per diluted share.

Revenue in the fiscal year ended September 30, 2010 was a record $252.5 million, an increase of 63.7% from revenue of $154.3 million in fiscal 2009.  Gross margin in fiscal 2010 was 38.2%, compared with 26.5% in fiscal 2009.  Net income in fiscal 2010 was a record $42.2 million, or $1.56 per diluted share, compared with a net loss in fiscal 2009 of $5.1 million, or ($0.20) per share.

The Company's cash, cash equivalents and short-term investments totaled $91.6 million at September 30, 2010, compared with $90.0 million at June 30, 2010.  The Company's inventory at September 30, 2010 totaled $54.6 million, including $10.2 million held for the transition of DRAM production from SMIC to other foundries, compared to $45.4 million at June 30, 2010.

"We are pleased that we achieved record revenue in both the September quarter and in our 2010 fiscal year and record annual net income.  We also had another strong quarter of design wins.  We believe these results reflect the positive changes that we have made to our business over the last few years," said Scott Howarth, ISSI's President and CEO.  "End market demand softened in the last half of the September quarter and orders to date in the December quarter have been lower than seasonal norms.  As a result, our revenue in the September quarter was slightly below our expectations, and we are expecting sequential revenue to be down slightly in the December quarter.  Despite this near term market weakness, we believe we are well positioned for growth in our new fiscal year," added Mr. Howarth.

Stock Buy-back Program

The Company's board of directors has authorized an additional $20.0 million repurchase of the Company's common stock.  This authorization, in addition to the $3.8 million remaining from a prior board authorization, allows the Company to purchase shares of its common stock on the open market from time to time.  The timing of any repurchases and the actual amount purchased will depend on a variety of factors including the market price of ISSI stock, economic and business conditions and other corporate considerations.  The program does not obligate the Company to repurchase any particular amount of common stock and the program may be modified or suspended at any time at the Company's discretion.

December Quarter Outlook

The Company currently expects its revenue for the December quarter to be between $68 million and $72 million and gross margin to be between 34 percent and 37 percent.  December quarter operating expenses are expected to be in the range of $15.0 million to $15.8 million.  Gains on sales of investments and interest and other income in the December quarter are expected to be approximately $0.8 million.  The Company expects net income per share to be between $0.30 and $0.36.  This outlook assumes Giantec is consolidated for the entire quarter.

Conference Call

A conference call will be held today at 1:30 p.m. Pacific time to discuss this release. To access ISSI's conference call via telephone, dial 1-888-515-2880 by 1:20 p.m. Pacific time. The participant pass code is 1802437.  The call will be webcast from ISSI's website at http://www.issi.com.

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications, (iv) automotive electronics, and (v) industrial.  The Company's primary products are high speed and low power SRAM and low and medium density DRAM.  Through its Giantec business unit, the Company also designs and markets EEPROM, SmartCards and analog power management devices focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning expecting our sequential revenue to be down slightly in the December quarter, near term market weakness, our believe that we are well positioned for growth in our new fiscal year, our stock buyback program and our outlook for the December quarter for  revenue, gross margin, operating expenses, gains on sales of investments and interest and other income, and net income per share are forward- looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place resulting from unexpected fluctuations in the market, liquidity and economic concerns or other factors, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, our ability to obtain a sufficient supply of wafers and assembly and test capacity at acceptable prices, the level and value of inventory held by us and our OEM customers, or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the period ended September 30, 2009 and our Quarterly Report on Form 10-Q for the period ended June 30, 2010. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year-end audit.  The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2010	2009	2010	2009
				(1)

Net sales	$ 73,632	$ 46,432	$ 252,458	$ 154,251
Cost of sales	45,762	29,503	155,927	113,373
Gross profit	27,870	16,929	96,531	40,878

Operating expenses:
Research and development	7,278	5,646	24,066	20,020
Selling, general and administrative	8,212	6,554	32,509	26,221
Acquired in-process technology charge	-	-	-	710
Total operating expenses	15,490	12,200	56,575	46,951

Operating income (loss)	12,380	4,729	39,956	(6,073)
Interest and other income (expense), net	36	165	1,192	961
Gain on sale of investments	-	-	2,761	-

Income (loss) before income taxes	12,416	4,894	43,909	(5,112)
Provision (benefit) for income taxes	191	34	1,154	(18)

Consolidated net income (loss)	12,225	4,860	42,755	(5,094)

Less: Net (income) loss attributable to
noncontrolling interests	(420)	(88)	(559)	44

Net income (loss)	$ 11,805	$ 4,772	$ 42,196	$ (5,050)

Basic net income (loss) per share	$ 0.45	$ 0.19	$ 1.65	$ (0.20)
Shares used in basic per share calculation	26,126	25,244	25,603	25,441

Diluted net income (loss) per share	$ 0.43	$ 0.19	$ 1.56	$ (0.20)
Shares used in diluted per share calculation	27,672	25,595	27,041	25,441

(1) Derived from audited financial statements.

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	September 30,
	2010	2009
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$ 81,665	$ 54,944
Restricted cash	5,107	-
Short-term investments	4,837	28,542
Accounts receivable, net	41,148	26,501
Inventories	54,560	19,275
Other current assets	4,479	2,922

Total current assets	191,796	132,184
Property, equipment and leasehold improvements, net	28,078	23,218
Long-term investments	-	1,408
Purchased intangible assets, net	1,294	2,313
Goodwill	1,301	1,251
Other assets	11,562	1,556
Total assets	$ 234,031	$ 161,930

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 41,586	$ 26,825
Accrued compensation and benefits	6,406	4,364
Accrued expenses	5,930	5,368

Total current liabilities	53,922	36,557

Other long-term liabilities	2,288	797

Total liabilities	56,210	37,354

Commitments and contingencies

Stockholders' equity:
Common stock	3	2
Additional paid-in capital	317,773	309,649
Accumulated deficit	(143,285)	(185,481)
Accumulated comprehensive loss	(2,286)	(1,344)

Total parent stockholders' equity	172,205	122,826

Noncontrolling interest	5,616	1,750

Total stockholders' equity	177,821	124,576
Total liabilities and stockholders' equity	$ 234,031	$ 161,930

(1) Derived from audited financial statements.

CONTACT:  John M. Cobb, Chief Financial Officer, Investor Relations, of Integrated Silicon Solution, Inc., +1-408-969-6600, ir@issi.com